EXHIBIT 15.2
October 30, 2023
The Partners of Vornado Realty L.P.
New York, New York
We are aware that our report dated October 30, 2023, on our review of the interim financial information of Vornado Realty L.P. and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, is incorporated by reference in the joint Registration Statement No. 333-254965 on Form S-3 of Vornado Realty Trust and Vornado Realty L.P.

/s/ DELOITTE & TOUCHE LLP
New York, New York